Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick	Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Public Relations Manager

(727) 563-5822

Catalina Marketing Provides Update on Color Printer Project

ST. PETERSBURG, FL, February 27, 2006 – In advance of several meetings with the investment community this week, Catalina Marketing Corporation (NYSE: POS) today provided an update on the progress of Catalina Marketing Services’ project to install approximately 140,000 color printers for targeted communications in its U.S. retail store network.

Dick Buell, chief executive officer, said, “We are pleased with the early progress made in the project and tests of the inkjet printers at pilot retail locations are yielding encouraging results. Preliminary testing in ten pilot stores indicates that the color communications created with the new printers improved average redemption rates by more than 25% over Catalina’s current black-and-white coupons. In addition, we are implementing a price increase of two cents per standard, color communication for CMS programs. The increase in price reflects the improved value and effectiveness of our communications.”

National rollout of the printers and associated software is expected to begin in mid-2006 and be complete by the end of 2007. When the printer rollout is complete, color communications are estimated to account for more than 85% of CMS distribution.

Catalina Marketing anticipates investing approximately $100 million, primarily in capital expenditures, through the completion of the installation of the project. The anticipated increase in capital expenditures in Fiscal 2007 will increase depreciation expense in Fiscal 2007 and future periods. The color printers will be depreciated over a seven year life.

Rick Frier, Catalina Marketing executive vice president and chief financial officer, said, “Although it is still difficult to forecast the full impact of the project because we are so early in the rollout, our current models for the color printer project forecast that Catalina Marketing Corporation will maintain a consolidated return on invested capital of over 30%. As I mentioned on our third quarter conference call, we expect that the significant capital investment in the rollout will utilize our free cash flow in Fiscal 2007.”

Frier continued, “We previously mentioned the new investment in the color printer project will likely put pressure on CMS operating margins, with the largest impact in the initial year of roll out. Recently, CMS operating margins have been favorably impacted by lower than normal depreciation expense as a result of the continuing operation of fully depreciated assets. With the elimination of this effect due to the significant increase in capital expenditures for the new color printers, as well as other expenses related to the implementation of the color printer project, CMS operating margins could be negatively impacted by five to seven percentage points in Fiscal 2007. On a consolidated basis, primarily as a result of the color printer project, Catalina Marketing Corporation (CMC) operating margins are expected to decline by three to four percentage points in Fiscal 2007, returning to more historical levels in Fiscal 2008.”

Summary of Color Print Commercialization Metrics

The following table summarizes the status and estimates of certain metrics associated with the color printing project. These metrics are based on preliminary results from a multi-store pilot program, certain assumptions and estimates regarding the timing of installation, capital expenditures and expenses related to the project, and the performance of the color printers once installed in stores. Further these metrics are subject to the cautionary language set forth below and the risk factors included in Item 7 of the Company’s Annual Report on form 10-K for the fiscal year ended March 31, 2005.

Metric	Status / Estimate
Stores in current pilot program	20
Installation time frame	Mid 2006 through December 2007
Printers scheduled to be replaced	Approximately 140,000
Standard Price Increase	$0.02 per standard, color communication
Preliminary Redemption (10 store test)	25%+ higher than black & white
Speed of Color Printer	Equivalent to the current thermal printers
Investment in Color Initiative	Approximately $100 million
Depreciable Life of Printers	7 Years
FY 2007 Operating Margin Impact – CMS	Decline approximately 5.0 to 7.0 ppts
FY 2007 Operating Margin Impact – CMC	Decline approximately 3.0 to 4.0 ppts
Return on Capital	Over 30% for Catalina Marketing Corporation

Investor Conferences Scheduled

Dick Buell, chief executive officer, will present at the Bear Stearns Investment Conference in Palm Beach, Florida today. Mr. Buell will also present at Baird’s 2006 Business Solutions Conference in Boston on Wednesday, March 1, 2006. The presentations will be web cast and will be accessible through the Investor Relations Calendar of Events section of the company’s web site (http://www.catalinamarketing.com).

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About Catalina Marketing Corporation

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network including as it relates to the installation of color printers in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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